                                                                                                   Exhibit 99.2
[Logo]Phoenix

     The Phoenix Companies, Inc.                              N  E  W  S     R  E  L  E  A S E

     One American Row
     PO Box 5056
     Hartford CT 06102-5056
     PhoenixWealthManagement.com

     For Immediate Release

     Contacts:
     Media Relations                            Investor Relations
     Alice S. Ericson                           Peter A. Hofmann
     860-403-5946                               860-403-7100

                   Phoenix Life Insurance Company Intends to Sell $175 Million of Surplus Notes

     HARTFORD, Conn., December 7, 2004 - The Phoenix Companies, Inc. (NYSE: PNX) today announced that Phoenix
     Life Insurance Company, one of its principal operating subsidiaries, intends to offer approximately $175 million aggregate principal amount of surplus notes with a scheduled maturity of 30 years in an offering that will be exempt from the registration requirements of the Securities Act of 1933. Phoenix Life will use the net proceeds from this offering to finance our previously announced note purchase offer and will use any remaining balance for general corporate purposes, including the repayment at their maturity of any of the 6.95% Surplus notes not tendered pursuant to the note purchase offer.

         The surplus notes to be offered by Phoenix Life Insurance Company have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United
     States absent registration or an applicable exemption from the registration requirements thereof.

         The Phoenix Companies, Inc. is a leading manufacturer of life insurance, annuity and asset management products for the accumulation, preservation and transfer of wealth. Through a variety of advisors and financial services firms, The Phoenix Companies provides products and services to affluent and high-net-worth individuals and to institutions. The Phoenix Companies has corporate offices in Hartford,
     Conn.
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